AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (this "Agreement") is made and entered into as of the ______ day of August, 2003, by and between Gaming Venture Corp., U.S.A., a Nevada corporation ("First Party"), and Casino Journal Publishing Group, Inc., a Nevada corporation ("Second Party").
	NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Effective as of ___________, 2003, First Party, for itself
and its parents, subsidiaries, legal representatives, affiliates, predecessors, successors and assigns, and their respective past, present and future officers, directors, employees, agents, shareholders and legal representatives, does unconditionally remise, release, acquit, satisfy and forever discharge the Second Party and its respective, parents, subsidiaries, legal representatives, affiliates, predecessors, successors and assigns, and their respective past, present and future officers, directors, employees, agents, shareholders, and legal representatives, including, without limitation from any and all debts, obligations, reckonings, liabilities, promises, covenants, agreements, contracts, endorsements, bonds, specialties, controversies, suits, actions, causes of action, trespasses, variances, judgments, extents, executions, damages, claims or demands of every kind, nature and description whatsoever, in law, in admiralty or in equity, which the First Party ever had, have or may have against the Second Party or any one or more of them upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, from the beginning of the World to the day of the date hereof.
	2.	Effective as of ____________, 2003, Second Party, and
its parents, subsidiaries, legal representatives, affiliates, predecessors, successors and assigns, and their respective past, present and future officers, directors, employees, agents, shareholders and legal representatives, does unconditionally remise, release, acquit, satisfy and forever discharge the First Party and its respective, parents, subsidiaries, legal representatives, affiliates, predecessors, successors and assigns, and their respective past, present and future officers, directors, employees, agents, shareholders, and legal representatives, including, without limitation from any and all debts, obligations, reckonings, liabilities, promises, covenants, agreements, contracts, endorsements, bonds, specialties, controversies, suits, actions, causes of action, trespasses, variances, judgments, extents, executions, damages, claims or demands of every kind, nature and description whatsoever, in law, in admiralty or in equity, which the Second Party ever had, have or may have against the First Party or any one or more of them upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, from the beginning of the World to the day of the date hereof.
3.	Nothing contained in this Agreement prohibits either party
from bringing any action to enforce the terms of this Agreement.
4.	This Agreement reflects the entire agreement reached
between the parties and supersedes all prior agreements which are hereby made null and void.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
					FIRST PARTY:
					GAMING VENTURE CORP., U.S.A.


					By:


					SECOND PARTY:
					CASINO JOURNAL PUBLISHING GROUP, INC.


					By: ________________________________

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